                       ASSET PURCHASE AGREEMENT

                            by and between

                     Chiron Diagnostics Corporation

                            as "Seller,"

                         Chiron Corporation

                               and

                      Bio-Rad Laboratories, Inc.

                           as "Buyer"


                    Dated:  December 5, 1997





   Legend:
   [ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

                     ASSET PURCHASE AGREEMENT
                        TABLE OF CONTENTS
                                                                      Page
   ARTICLE I DEFINITIONS                                                1
   1.1 Defined Terms                                                    1
   1.2 Other Defined Terms                                              9

   ARTICLE II PURCHASE AND SALE OF ASSETS                               9
   2.1 Transfer of Assets                                               9
   2.2 Assumption of Liabilities                                        9
   2.3 Excluded Liabilities                                            10
   2.4 Purchase Price                                                  11
   2.5 Post-Closing Adjustment                                         12
   2.6 Prorations                                                      13
   2.7 Closing Costs; Transfer Taxes and Fees                          13

   ARTICLE III CLOSING                                                 14
   3.1 Closing                                                         14
   3.2 Conveyances at Closing                                          14

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER                 15
   4.1 Organization of Seller                                          15
   4.2 Subsidiaries                                                    15
   4.3 Authorization                                                   15
   4.4 No Adverse Change                                               16
   4.5 Assets                                                          16
   4.6 Facilities                                                      16
   4.7 Contracts and Commitments                                       17
   4.8 Permits                                                         19
   4.9 No Conflict or Violation                                        19
   4.10 Financial Statements                                           19
   4.11 Books and Records.                                             20
   4.12 Litigation                                                     20
   4.13 Labor Matters                                                  20
   4.14 Liabilities                                                    20
   4.15 Compliance with Law                                            20
   4.16 No Brokers                                                     21
   4.17 No Other Agreements to Sell the Assets                         21
   4.18 Proprietary Rights                                             21
   4.19 INTENTIONALLY OMITTED                                          22
   4.20 INTENTIONALLY OMITTED                                          22
   4.21 Tax Matters                                                    22
   4.22 INTENTIONALLY OMITTED                                          23
   4.23 INTENTIONALLY OMITTED                                          23

   4.24 Inventory                                                      23
   4.25 Purchase Commitments                                           23
   4.26 Payments                                                       23
   4.27 Customers, Distributors and Suppliers                          24
   4.28 Compliance With Environmental Laws                             24
   4.29 INTENTIONALLY OMITTED.                                         26
   4.30 Projections                                                    26

   ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER                   26
   5.1 Organization of Buyer                                           26
   5.2 Authorization                                                   26
   5.3 No Conflict or Violation                                        27
   5.4 Consents and Approvals                                          27
   5.5 No Brokers                                                      27
   5.6 Lawsuits, Claims                                                27
   5.7 Financial Capability                                            27
   5.8 Intentionally Omitted                                           27
   5.9 Projections                                                     28

   ARTICLE VI COVENANTS OF SELLER AND BUYER                            28
   6.1 Further Assurances                                              28
   6.2 No Solicitation                                                 29
   6.3 Notification of Certain Matters                                 29
   6.4 Investigation by Buyer                                          30
   6.5 Conduct of Business                                             31
   6.6 Employee Matters                                                32
   6.7 INTENTIONALLY OMITTED                                           33
   6.8 INTENTIONALLY OMITTED                                           34

   ARTICLE VII CONDITIONS TO SELLER'S OBLIGATIONS                      34
   7.1 Representations, Warranties and Covenants                       34
   7.2 Consents; Regulatory Compliance and Approval                    34
   7.3 No Actions or Court Orders                                      34
   7.4 Opinion of Counsel                                              34
   7.5 Certificates                                                    35
   7.6 Corporate Documents                                             35
   7.7 Assumption Document                                             35
   7.8 Ancillary Agreements                                            35

   ARTICLE VIII CONDITIONS TO BUYER'S OBLIGATIONS                      35
   8.1 Representations, Warranties and Covenants                       36
   8.2 Consents; Regulatory Compliance and  Approval                   36
   8.3 No Actions or Court Orders.                                     36
   8.4 Opinion of Counsel                                              36
   8.5 Certificates.                                                   38

   8.6 Material Changes                                                38
   8.7 Corporate Documents                                             38
   8.8 Due Diligence Review                                            38
   8.9 INTENTIONALLY OMITTED                                           38
   8.10 Conveyancing Documents; Release of Encumbrances                38
   8.11 INTENTIONALLY OMITTED                                          38
   8.12 Permits                                                        38
   8.13 Other Agreements                                               38
   8.14 INTENTIONALLY OMITTED                                          38
   8.15 Tax Clearance Certificate                                      39

   ARTICLE IX RISK OF LOSS; CONSENTS TO ASSIGNMENT                     39
   9.1 Risk of Loss                                                    39
   9.2 Consents to Assignment                                          39

   ARTICLE X ACTIONS BY SELLER AND BUYER AFTER THE CLOSING             40
   10.1 INTENTIONALLY OMITTED                                          40
   10.2 Books and Records; Tax Matters                                 40
   10.3 Survival of Representations, Etc                               40
   10.4 Indemnifications                                               41
   10.5 INTENTIONALLY OMITTED                                          43
   10.6 Holdback Amount                                                43
   10.7 Bulk Sales                                                     43
   10.8 Taxes.                                                         44
   10.9 Insurance.                                                     44
   10.10 Name.                                                         44
   10.11 Collection of Receivables.                                    44
   10.12 Supply of Products.                                           44

   ARTICLE XI - MISCELLANEOUS                                          44
   11.1 Termination                                                    44
   11.2 Assignment                                                     46
   11.3 Notices; Transfer of Funds                                     46
   11.4 Choice of Law                                                  47
   11.5 Entire Agreement; Amendments and Waivers                       47
   11.6 INTENTIONALLY OMITTED                                          47
   11.7 Multiple Counterparts                                          47
   11.8 Expenses                                                       47
   11.9 Invalidity                                                     47
   11.10 Titles; Gender                                                47
   11.11 Publicity                                                     48
   11.12 INTENTIONALLY OMITTED                                         48
   11.13 Cumulative Remedies                                           48
   11.14 Service of Process, Consent to Jurisdiction                   48
   11.15 Specific Performance.                                         48

                                   EXHIBITS

   Exhibit

     A       Facilities                                               A-1

     B       Allocation of Purchase Price                             B-1

     C       Deed                                                     C-1

     D       Bill of Sale                                             D-1

     E       Assignment of Leases                                     E-1

     F       Assignment of Contract Rights                            F-1

     G       Patent and Trademark Assignment Agreement                G-1

     H       Assumption of Certain Liabilities                        H-1

     I       Required Consents or Approvals of Buyer                  I-1

     J       Agreement Regarding Employee Benefit Plans               J-1

     K       Indemnification Escrow Agreement                         K-1

     L       Agreement Not to Compete                                 L-1

     M       Promissory Note                                          M-1

     N       Administrative Services Agreement                        N-1

     O       License Agreement                                        O-1

     P       Master Supply Agreement                                  P-1

                                   SCHEDULES

   Schedule 1.1A     Immunoassay Controls Sale or Distribution Contracts

   Schedule 1.1B     Contracts Requiring Best Efforts

   Schedule 1.1C     Contracts Requiring Commercially Reasonable Efforts

   Schedule 1.1D     Excluded Assets

   Schedule 1.1E     Permitted Encumbrances

   Schedule 2.4(d)   Inventory Located in Foreign Jurisdictions

   Schedule 4.2      Assets Owned By Subsidiaries

   Schedule 4.5      Tangible Assets (Value Exceeding $1,000)

   Schedule 4.7      Contracts

   Schedule 4.7(c)   Product Warranty

   Schedule 4.8      Permits

   Schedule 4.9      Conflicts and Defaults

   Schedule 4.12     Litigation

   Schedule 4.13     Labor Matters

   Schedule 4.18     Proprietary Rights

   Schedule 4.27     Customers, Distributors and Suppliers

   Schedule 4.28     Environmental Matters

   Schedule 5.6      Lawsuits, Claims

   Schedule 6.6      Rehired Employees

                           ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of December 5, 1997, is by and among Bio-Rad Laboratories, Inc., a Delaware corporation ("Buyer"), Chiron Diagnostics Corporation, a Delaware corporation ("Seller"), and Chiron Corporation, a Delaware corporation ("Parent").

                                  RECITALS

         A. Seller owns certain assets which it uses in the conduct of the Business (as defined below). Seller is a wholly owned subsidiary of Parent.

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                  AGREEMENT

         NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                ARTICLE I

                               DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

         "Action" shall mean any action, inquiry, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, criminal prosecution or unfair labor practice charge or complaint.

         "affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Ancillary Agreements" shall mean the Agreement Not to Compete, Administrative Services Agreement and Master Supply Agreement substantially in the forms attached hereto as Exhibits L, N and P, respectively.

         "Assets" shall mean all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and reflected in the Financial Statements or used in the operation of the Business owned by Seller, including without limitation all of Seller's right, title and interest in the following:

         (a) INTENTIONALLY OMITTED;

         (b) all Contract Rights;

         (c) all Leases;

         (d) all Leasehold Estates;

         (e) all Leasehold Improvements;

         (f) all Fixtures and Equipment;

         (g) all Inventory;

         (h) all Books and Records;

         (i) all Proprietary Rights;

         (j) to the extent transferable, all Permits;

         (k) all computers and, to the extent transferable, software;

         (l) INTENTIONALLY OMITTED;

         (m) available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

         (n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

         (o) all deposits and prepaid expenses of Seller;

   but excluding therefrom the Excluded Assets.

         "Balance Sheet" shall mean the balance sheet of the Business at the date indicated thereon, together with the notes thereon.

         "Benefit Arrangements" shall mean each employment or severance contract or arrangement providing for insurance coverage, severance, termination, vacation pay or similar coverage, Employee investment or retirement plans, and all written compensation policies and practices maintained by the Seller covering any Employee or former Employee of the Business.

         "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to customers, suppliers or personnel of the Business, (c) all product, business and marketing plans of Seller related exclusively or primarily to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind related exclusively or primarily to the Business maintained by Seller, but excluding the originals of Seller's minute books, stock books and tax returns, any financial or tax information prepared or used in connection with the preparation of financial statements or tax returns of Seller or any Subsidiary, records relating to intercompany agreements or exclusively to Excluded Assets, and any other records Seller is required by law to retain in its possession.

         "Business" shall mean the Seller's business of manufacturing diagnostic controls, as presently conducted by Seller, and the marketing and sale of such diagnostic control products by Seller and its Subsidiaries. "Business" shall not include the manufacture or sale of diagnostic control products for use with blood gas or blood electrolyte diagnostic systems.

         "Closing Date" shall mean December 5, 1997, or such other date as Buyer and Seller shall mutually agree upon.

         "Closing Inventory Report" shall mean a report prepared by Seller setting forth the value of the worldwide Inventory at standard cost as of the Closing Date determined in accordance with Seller's written standard accounting practices as consistently applied on an historical basis including reserves determined in accordance with generally accepted accounting principles.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated September 5, 1997, by and among Seller and Buyer.

         "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, but excluding (i) all Leases and (ii) all contracts, agreements and commitments which will expire or be terminated in the ordinary course of business prior to the Closing.

         "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts, excluding any such rights and obligations as to any Contract that is not listed on Schedule 4.7 and contains terms and conditions other than standard business terms and conditions or as to which the failure to make such listing is a breach of a representation by Seller hereunder, unless Buyer elects to assume such Contract within 30 days of receipt following the Closing Date.

         "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

         "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

         "Default" shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

         "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in
   Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

         "Employees" shall mean the employees listed on Schedule 4.13 hereto.

         "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

         (a) all Assets of Seller or any Subsidiary used in the marketing and sale of products of the Business or in connection with the provision of legal, human resource or financial services in connection with the Business, except for Assets located at the Facilities, Inventory, Contracts and assets described in clause (m) of the definition of "Assets" in this Section 1.1.;

         (b) all of Seller's Inventory of finished
   Immunoassay Controls, anemia controls and anti-depressant controls and of products held by Seller for internal use at locations other than the Facilities;

         (c) all Contracts for the sale or distribution of Immunoassay Controls as described on Schedule 1.1A;

         (d) items reflected in the Financial Statements which have been or will be disposed of or consumed in the ordinary course of business by Seller between the date of the Interim Financial Statements and the Closing;

         (e) claims of Seller or any Subsidiary for U.S.
   federal, state or foreign tax refunds, tax loss carry forward benefits or other benefits claims and rights relating to Taxes for any period or partial period prior to the Closing;

         (f) contracts between Seller and any of Seller's Subsidiaries;

         (g) any Patent, Trademark or Copyright (or application for any of the foregoing) which is either not utilized in the Business or indicated on Schedule 4.18 as not being transferred to Buyer or any Permit which is either not utilized in the Business or listed on Schedule 4.8;

         (h) software and programs that (i) are not assignable by Seller to Buyer or (ii) interface between the Facilities and other Seller facilities and are used primarily for internal use and management;

         (i) contracts not required for the operation of the Business as conducted by Seller;

         (j) the distribution and sales Contracts listed on Schedules 1.1B and Schedule 1.1C and for which the consent of the other party for assignment to Buyer has not been obtained by the Closing Date;

         (k) books and records not included in the definition of Books and Records;

         (l) insurance policies;

         (m) all cash and cash equivalents held by Seller;

         (n) all Permits and software, to the extent not transferable;

         (o) all claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Assets to the extent related to the Excluded Liabilities;

         (p) INTENTIONALLY OMITTED;

         (q) all accounts receivable;

         (r) the Contract, dated as of March 19, 1996, between Seller and Hematronix, Inc.;

         (s) the Contract, dated October 20, 1997, between
   Seller and ISLA Lab Products Corporation;

         (t) the telecommunications and data operations equipment listed on Schedule 1.1D; and

         (u) the Contract with the United States Department of Veterans Affairs No. V797P-511N, dated January 1, 1992 as amended through May 15, 1997.

         "Facilities" shall mean all real property and related facilities which are identified or listed on Exhibit "A" attached hereto.

         "Facility Leases" shall mean all of the leases of Facilities listed on Schedule 4.7.

         "Financial Statements" shall mean the Year-End
   Financial Statements and the Interim Financial Statements.

         "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, freeze dryers, patterns, dies and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto.

         "Former Facility" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was owned, leased or operated by Seller at any time prior to the date hereof, but excluding any Facilities.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
   Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Immunoassay Controls" shall mean the immunoassay control products to be supplied to Seller by Buyer pursuant to the Master Supply Agreement.

         "Interim Balance Sheet" shall mean the unaudited
   Balance Sheet dated the Interim Balance Sheet Date.

         "Interim Balance Sheet Date"  shall mean July 14, 1997.

         "Interim Financial Statements" shall mean the Interim
   Balance Sheet and the unaudited statement of operations for the period ended on the Interim Balance Sheet Date.

         "Inventory" shall mean all of Seller's worldwide inventory at standard cost held for resale and all of Seller's raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

         "Knowledge" or "knowledge" when used in this Agreement with respect to the knowledge of Seller, shall mean the actual personal knowledge of a management employee of Seller having responsibility for the area of operation of the Business or the financial or legal matters to which the issue of knowledge relates under the terms of this Agreement after diligent inquiry including consultation with appropriate experts and the failure of any such management employee of Seller to undertake such diligent inquiry in connection with any representation or warranty qualified by the knowledge of Seller shall be a breach of such representation or warranty.

         "Leased Real Property" shall mean all leased property described in the Facility Leases.

         "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Leases.

         "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

         "Leases" shall mean all of the existing leases with respect to the personal or real property of Seller listed on Schedule 4.7.

         "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

         "material adverse effect" or "material adverse change" shall mean with respect to the Business or the Assets any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, assets, Liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "material adverse effect" or "material adverse change."

         "ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

         "Optional Consents" shall mean the consents of other parties to the assignment to Buyer of any Contract listed on Schedule 1.1B and Schedule 1.1C.

         "Patents" shall mean all patents and patent applications and registered design and registered design applications.

         "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

         "Permitted Encumbrances" shall mean (a) the Encumbrances set forth on Schedule 1.1E; (b) liens for Taxes and assessments not yet due and payable; and (c) Encumbrances which do not materially interfere with the use or transfer or detract from the value of the Assets subject thereto or result in the imposition upon Buyer of a liability not assumed hereunder.

         "Proprietary Rights" shall mean all of Seller's
   Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, marketing and product plans, drawings and intellectual property rights used in or necessary for the Business, except as otherwise set forth on Schedule
   4.18 and except for the name "Chiron".

         "Regulations" shall mean any existing laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation FDA Laws, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

         "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         "Subsidiary" shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain,
   (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a greater than or greater interest in the total capital or total income of such partnership.

         "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

         "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "Year-End Financial Statements" shall mean the Balance
   Sheets for the Business dated December 31, 1996 and October 31, 1997, and the related statements of operations for the fiscal year ended December 31, 1996 and the nine months ended October 31, 1997.

         1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

         Term

         Adjustment Amount                         2.5(b)
         Assumed Liabilities                       2.2
         Assumption Documents                      3.2(b)
         Bulk Sales Act                            10.7
         Claim                                     10.4(d)
         Claim Notice                              10.4(d)
         Closing                                   3.1
         Damages                                   10.4
         Environmental Laws                        4.28(a)
         Excluded Liabilities                      2.3
         Hazardous Substance                       4.28(a)
         Holdback Amount                           2.4(a)
         Holdback Note                             2.4(a)
         Proposed Acquisition Transaction          6.2(a)
         Purchase Price                            2.4
         Release                                   4.28(a)
         Rehired Employee                          6.6


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the "Assumed Liabilities"):

         (a) All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts included in the Assets and Leases (excluding any such Liabilities as to any Contract that is not listed on Schedule 4.7 and that contains terms and conditions other than standard business terms and conditions or as to which the failure to make such listing is a breach of a representation by Seller hereunder, unless Buyer elects to assume such Contract) including any Contract assigned to Buyer after the Closing Date in accordance with Section 6.1, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date or the assignment date if after the Closing Date.

         2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities, including but not limited to any accounts payable of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"), which Excluded Liabilities include, without limitation:

         (a) Except as otherwise provided in Section 2.2 or 6.6, any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any Benefit Arrangements at any time maintained, contributed to or required to be contributed to by or with respect to Seller or Parent or under which Seller or Parent may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

         (b) Any Liability of Parent or Seller in respect of any Tax;

         (c) Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

         (d) Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

         (e) Any Liability of Parent or Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Parent or Seller pursuant to Article X hereof);

         (f) Any Liability related to any Former Facility.

         2.4 Purchase Price.

         (a) Purchase Price.  At the Closing, upon the terms and
   subject to the conditions set forth herein, Buyer shall pay to
   Seller for the sale, transfer, assignment, conveyance and delivery of
   the Assets, the aggregate amount of         [ ** ]
                                      (the "Purchase Price"), subject,
   however, to the adjustment as set forth in Section 2.5 by (i) wire
   transfer of immediately available funds in the amount of [ ** ]     to
   an account designated by Seller and (ii) delivery to Seller of a promissory note in the form attached hereto as Exhibit M (the "Holdback Note") in the principal amount of $1,000,000 (the "Holdback Amount") and Buyer shall assume the Assumed Liabilities pursuant to this Agreement. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and regulations thereunder. Within fifteen (15) days of the date of the Closing Inventory Report, Seller shall deliver to Buyer a statement (the "Allocation Statement") setting forth the amount of the Purchase Price allocable to the various Purchased Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Allocation Statement and which gives effect to any Adjustment Amount determined in accordance with Section 2.5 hereof.

         (b) Agreement Not to Compete. At the Closing, Buyer shall pay Parent and Seller pursuant to the Agreement Not to Compete attached hereto as Exhibit L, an aggregate of Ten Thousand Dollars ($10,000) which is included in the Purchase Price.

         (c) Right of Set-Off Against Holdback Note. In accordance with the terms of the Holdback Note, Buyer shall have a right of set-off against amounts due and payable under the Holdback Note to satisfy Seller's indemnification obligations, if any, pursuant to Section 10.4 hereof.

         (d) Purchase of Foreign Inventory.  Promptly following the
   Closing and in no event later than two weeks following the Closing, Seller shall cause its subsidiaries to sell, and Buyer shall cause its subsidiaries to purchase, the Inventory located in the foreign jurisdictions listed on Schedule 2.4(d) directly from Seller's subsidiary located in each such foreign jurisdiction at a purchase price to be determined by Seller's subsidiary. The aggregate amount of the payments made by Buyer's subsidiaries pursuant to this Section 2.4 is referred to herein as the "Aggregate Foreign Inventory Amount." Except as set forth in this Section 2.4(d), all sales of Inventory pursuant to this Section 2.4(d) shall be on the same terms and conditions as the sale of Inventory located in the United States.

              (i) If the Aggregate Foreign Inventory Amount
   exceeds   [ ** ]   , then within two weeks of the Closing Seller shall
   pay to Buyer an amount equal to the Aggregate Foreign Inventory Amount
   less [ ** ]   .

   [ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

              (ii) If the Aggregate Foreign Inventory Amount is
   less than   [ ** ]   , then within two weeks of the Closing Buyer shall
   pay to Seller an amount equal to   [ ** ]   less the Aggregate Foreign
   Inventory Amount.

              (iii) All payments made by Buyer's subsidiaries, Buyer or Seller pursuant to this Section 2.4(d) shall be paid in United States dollars net fifteen days.

         2.5 Post-Closing Adjustment.

         (a) Closing Inventory. The quantities of Inventory to be purchased and sold hereunder shall be determined by an itemized inventory to be taken at such time as Buyer and Seller mutually agree and shall be adjusted to book as of the Closing Date based upon a physical inventory pursuant to which all Inventory will be counted as to quantity by personnel of Seller and Buyer using the same procedures normally used by Seller to take inventories of the type of Inventory being counted; provided, that if Buyer and Seller shall mutually agree, an outside inventory service or services (the "Inventory Service") mutually selected by Seller and Buyer may be selected to take such inventory.
   Both Buyer and Seller will have the right to Representatives present to observe the physical inventories.

         (b) Adjustment Amount.  The "Adjustment Amount" shall be
   the amount equal to the Closing Inventory as set forth on the Closing
   Inventory Report less         [ ** ]                   .

              (i) If the Adjustment Amount is a positive number, then Buyer shall pay to Seller the Adjustment Amount.

              (ii) If the Adjustment Amount is a negative number then Seller shall pay to Buyer the Adjustment Amount.

         (c) Disputed Adjustment Amount. If Buyer shall disagree with the Adjustment Amount, it shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within fifteen (15) business days after Buyer's receipt of the Closing Balance Sheet. To the extent that any portion of the Adjustment Amount is not in dispute, within fifteen (15) business days after Buyer's receipt of the Closing Balance Sheet, Buyer shall pay Seller or Seller shall pay Buyer, as the case may be, that portion of the Adjustment Amount which is not in dispute in the manner set forth in Section 2.5(b).

         (d) Resolution of Disputed Adjustment Amount.  Buyer and
   Seller shall use their best efforts for a period of thirty (30) calendar days after Buyer's delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Buyer with respect to the calculation of the Adjustment Amount. If, at the end of such period, Buyer and Seller are unable to resolve such disagreements, Arthur Andersen and Co., and KPMG Peat Marwick LLP, independent auditors of Buyer and Seller, respectively, shall jointly select a third independent auditor of recognized national standing to resolve any remaining disagreements. The determination by

   [ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

   such third independent auditor shall be final, binding and conclusive on the parties. Buyer and Seller shall use their best efforts to cause such third independent auditor to make its determination within thirty
   (30) calendar days of accepting its selection. Within ten (10) calendar days after the date of determination of such third independent auditor, Buyer shall pay Seller, or Seller shall pay Buyer, as the case may be, the Adjustment Amount in the manner set forth in Section 2.5(b). The fees and expenses of such third independent auditor shall be borne by Buyer and Seller equally.

         (e) Payment of Adjustment Amount.  All payments made by
   Buyer or Seller as part of the Adjustment Amount, shall be made by wire transfer of immediately available funds to an account designated by the payee.

         2.6 Prorations.

         (a) INTENTIONALLY OMITTED.

         (b) Utilities; Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

         (c) Rents. Seller shall pay all rent under the Leases through the end of the calendar month in which the Closing Date occurs, and Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration.

         2.7 Closing Costs; Transfer Taxes and Fees. Seller shall be responsible for any documentary and transfer taxes imposed by reason of the transfers of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred. Buyer shall be responsible for any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder. Buyer shall provide to Seller a properly executed "California Resale Certificate" with respect to the Inventory.

                                ARTICLE III

                                  CLOSING

         3.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 11:00 a.m. local time on the Closing Date at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., unless the parties hereto otherwise agree.

         3.2 Conveyances at Closing.

         (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

              (i) INTENTIONALLY OMITTED;

              (ii) one or more bills of sale, in the form attached hereto as Exhibit D, conveying in the aggregate all of Seller's or Seller's Subsidiaries' owned personal property included in the Assets;

              (iii) subject to Section 9.2, Assignments of Lease in the form attached hereto as Exhibit E with respect to the Leases;

              (iv) subject to Section 9.2, Assignments of Contract Rights, each in the form of Exhibit F attached hereto, with respect to the Contract Rights included in the Assets;

              (v) Assignments of Patents and Trademarks and other
   Proprietary Rights each in the form attached hereto as Exhibit G, in recordable form to the extent necessary to assign such rights;

              (vi) INTENTIONALLY OMITTED;

              (vii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

         (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit H, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

         (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

         (d) Certificates; Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

         (e) Consents. Subject to Section 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement.


                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF SELLER

         Parent and Seller, jointly and severally, hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Assets or the Business. Copies of the Certificate of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.

         4.2 Subsidiaries. Except as set forth in Schedule 4.2, Seller does not have any Subsidiaries which own any of the Assets. No corporate proceedings on the part of any Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby.

         4.3 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Seller and the consummation by Parent and Seller of the transactions contemplated hereby and thereby have been duly approved by the boards of directors of Parent and Seller. No other corporate proceedings on the part of Parent or Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Seller and is, and upon execution and delivery each of the Ancillary Agreements will be, legal, valid and binding obligations of Parent and Seller enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity which may limit the availability of equitable remedies.

         4.4 No Adverse Change.  Since the Interim Balance Sheet Date:

         (a) to the knowledge of Seller there has been no actual or threatened material adverse change in the financial condition or results of operation, the Business or the Assets or any event, condition or state of facts, in either case that is reasonably expected to result in a material adverse change in the Assets or the Business;

         (b) there has not been any sale or other disposition, except in the ordinary course of business of any of the Assets, or any Encumbrance other than a Permitted Encumbrance placed on the Assets; and

         (c) Seller has operated the Business in the ordinary course so as to use reasonable efforts to preserve the Business intact, to keep available to the Business the services of Seller's employees, and to preserve the Business and the goodwill of Seller's suppliers, customers, distributors and others having business relations with it.

         4.5 Assets. Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances except for Permitted Encumbrances. The Assets include without limitation all assets necessary for the conduct of the Business as presently conducted. Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $1,000.00 or where an aggregate of similar items exceeds $1,000.00. All tangible assets and properties which are part of the Assets are in good operating condition consistent with their age, have been maintained in accordance with industry standards, and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

         4.6 Facilities.

         (a) INTENTIONALLY OMITTED

         (b) Actions. There are no pending or, to the best knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Facility.

         (c) Leases or Other Agreements.  Except for Facility
   Leases listed on Schedule 4.7, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements to which Seller is a party, written or oral, granting to any person the right to purchase, use or occupy any Facility or interest in any Facility.

         (d) Facility Leases and Leased Real Property. With respect to each Facility Lease, Seller has an unencumbered interest in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.

         (e) Certificate of Occupancy. All Facilities have received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations in all material respects.

         (f) Utilities. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

         (g) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are
   (i) insured to the extent and in a manner customary in the industry,
   (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for maintenance and repair consistent with industry standards, the cost of which would not be material and except for obligations with respect to repairing damage caused by removal of fixtures upon termination of the Facility Leases as expressly set forth in the Leases, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity in all material respects with all applicable Regulations.

         (h) No Special Assessment. Seller has not received notice of any special assessment relating to any Facility or any portion thereof and to the knowledge of Seller there is no pending or threatened special assessment.

         (i) Normal wear and tear excepted, Buyer shall not be required to undertake any remedial work at the Facilities to return the Facilities to the conditions in which they existed at the commencement of the Lease related thereto other than painting of the premises, removal of equipment and fixtures and the repair of any damage to the Facilities caused by the removal of such equipment and fixtures.

         4.7 Contracts and Commitments.

         (a) Contracts. Schedule 4.7 sets forth a complete and accurate list of all Contracts of the following categories:

              (i) Contracts not made in the ordinary course of business;

              (ii) INTENTIONALLY OMITTED;

              (iii) Labor or union contracts;

              (iv) Franchise, license, consulting or technical assistance contracts related to the Assets or the Business;

              (v) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

              (vi) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $15,000.00 or otherwise material to the Business or the Assets;

              (vii) Contracts or commitments relating to commission arrangements with others;

              (viii) Distribution or sales contracts under which annual revenue of the Business exceed $50,000;

              (ix) Contracts limiting the freedom of Seller to engage in the Business or compete with any person with respect to the Business;

              (x) Any Contract with the United States or any
   Contract with any state or local government or any agency or department thereof involving expenditures or Liabilities in excess of $15,000.00;

              (xi) Leases of real property;

              (xii) Leases of personal property not cancelable
   (without Liability) within 30 calendar days; and

              (xiii) notes, loans, indentures or other evidences of indebtedness.

   Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.7, including all amendments and supplements thereto.

          (b) Absence of Defaults. To the extent material to the Business, (i) all of the Contracts and Leases included in the Assets are valid and binding, (ii) Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Leases, (iii) Seller, and to Seller's Knowledge, all parties to such Contracts, have complied in all material respects with the provisions thereof, to Seller's Knowledge no party is in Default thereunder and no notice of any claim of Default thereunder has been given to Seller, (iv) Seller and all parties to such Leases, have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default thereunder has been given to Seller, (v) Seller has no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and (vi) with respect to any Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default thereunder.

         (c) Product Warranty.  Except as set forth on Schedule
   4.7(c), to the knowledge of Seller, Seller has committed no act, and there has been no omission, which may result in, and there has been no occurrence which could reasonably be expected to give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date.

         (d) Leases.  INTENTIONALLY OMITTED.

         4.8 Permits. (a) Schedule 4.8 sets forth a complete list of all Permits held by Seller and used in the operation of the Business.
   Seller has all Permits required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

         (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed on Schedule 4.8 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Parent or Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.9 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Parent or Seller, (b) except as set forth on Schedule 4.9 hereto, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which the Assets are bound,
   (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business.

         4.10 Financial Statements. Seller has heretofore delivered to Buyer the Financial Statements. The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with Seller's customary accounting principles (a copy of which has been provided to Buyer) consistently applied throughout the periods covered thereby and (c) fairly present the Assets of the Business as of the respective dates thereof and the results of operations for the periods then ended (subject, to the qualifications and assumptions set forth in such Financial Statements and the notes thereto).

         4.11 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, fairly and materially accurately reflect the activities of Seller related to the Business and the Assets.

         4.12 Litigation. Except as set forth on Schedule 4.12, there is no Action pending, or to the knowledge of Seller, threatened or anticipated (a) against, related to or affecting Seller, the Business or the Assets (including with respect to Environmental Laws), or
   (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. To the knowledge of Seller there are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect any Facility.

         4.13 Labor Matters. Seller is not a party to any labor agreement with respect to its employees at the Facilities with any labor organization, union, group or association. In the past two years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees at the Facilities or to enter into a binding agreement with organized labor that would cover the employees at the Facilities. There is no labor strike or labor disturbance pending or, to the knowledge of Seller, threatened against Seller at the Facilities nor is any grievance currently being asserted, and in the past two years Seller has not experienced a work stoppage at the Facilities. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each Employee. Schedule
   4.13 sets forth the names and current annual salary rates or current hourly wages of all present Employees of Seller at the Facilities and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1996 calendar year.

         4.14 Liabilities. Other than Excluded Liabilities, Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date, (b) Liabilities arising in the ordinary course of business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts, Leases and Permits which are not required to be disclosed on the Disclosure Schedule) and (c) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Assets.

         4.15 Compliance with Law. The conduct of the Business has not violated and is in compliance with all Regulations and Court Orders relating to the Assets or the Business except to the extent that any violation or noncompliance is not material to the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, except to the extent that any violation or noncompliance is not material to the Business.

         4.16 No Brokers. Neither Parent, Seller nor any of their respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         4.17 No Other Agreements to Sell the Assets. Neither Parent nor Seller nor any of their respective officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         4.18 Proprietary Rights.

         (a) Proprietary Rights.  Schedule 4.18 lists all of
   Seller's Proprietary Rights. Schedule 4.18 also sets forth: (i) for each Patent, the number and date of issuance, for each country in which such Patent has been issued, or, if applicable, the application number and date of filing for each country, (ii) for each Trademark, the application serial number or registration number and the class of goods covered for each country in which a Trademark has been registered and
   (iii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed. Except as otherwise noted on the Disclosure Schedule, the Proprietary Rights listed in the Disclosure Schedule excluding the Trademarks are all those used by Seller in connection with the Business. Except as otherwise noted on the Disclosure Schedule, the Trademarks listed in the Disclosure Schedule are all those used by Seller exclusively or primarily in connection with the Business. True and correct copies of all Patents (including all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided to Buyer.

         (b) Royalties and Licenses.  Except as set forth in
   Schedule 4.18, Seller does not have any obligation to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of the Proprietary Rights, whether requiring the payment of royalties or not.

         (c) Ownership and Protection of Proprietary Rights.
   Seller owns each of the Proprietary Rights and the Proprietary Rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the pending Patent applications have been duly filed. Except as set forth in Schedule 4.18, no other person (i) has been granted by Seller the right to use any of Seller's Trademarks included in the Assets on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to the knowledge of Seller, is infringing upon any such Proprietary Rights in any way. No Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller's or Buyer's, as the case may be, right to sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

         4.19 INTENTIONALLY OMITTED

         4.20 INTENTIONALLY OMITTED

         4.21 Tax Matters

         (a) INTENTIONALLY OMITTED.

         (b) Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in the Disclosure Schedule or the Financial Statements, and Seller does not have any material Liability for Taxes in excess of amounts so paid or reserves so established.

         (c) Audits, Investigations or Claims. Except as set forth in the Disclosure Schedule, the consolidated federal income tax returns of Seller have been examined by the Internal Revenue Service for all periods to and including those set forth in the Disclosure Schedule, and except to the extent shown therein, no material deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against Seller. Except as set forth in the Disclosure Schedule, there are no pending or threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Seller, or its counsel, is likely to result in a material additional Liability for Taxes. Audits of federal, state and local returns for Taxes by the relevant taxing authorities have been completed for each period and set forth in the Disclosure Schedule and, except as set forth in the Disclosure Schedule, Seller has not been notified that any taxing authority intends to audit a return for any period. Except as set forth in the Disclosure Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to Seller.

         (d) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

         (e) Safe Harbor Lease Property. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former
   Section 168(f)(8) of the Code.

         (f) Security for Tax-Exempt Obligations.  None of the
   Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         (g) Tax-Exempt Use Property. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         (h) Foreign Person. Seller is not a person other than a United States person within the meaning of the Code.

         (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         4.22 INTENTIONALLY OMITTED.

         4.23 INTENTIONALLY OMITTED.

         4.24 Inventory. The Disclosure Schedule contains a complete and accurate list of all Inventory as of the date shown thereon. The Inventory as set forth on the Disclosure Schedule or arising since the date of the Disclosure Schedule was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business within the past six months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to standard cost. None of such Inventory is obsolete, unusable, slow moving, damaged or unsaleable in the ordinary course of business, except for such items of Inventory (which in the case of finished goods Inventory shall be in an amount not in excess of [ ** ] in any one fiscal year) which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

         4.25 Purchase Commitments. As of the date of this Agreement, the aggregate of all orders or commitments for the purchase of supplies by
   Seller does not exceed     [ ** ]        , all of which orders and
   commitments were made in the ordinary course of business. As of the date of this Agreement, there are no material claims against Seller to return products by reason of alleged overshipments, defective merchandise or otherwise, or of products in the hands of customers under an understanding that such products would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms or conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or would, if accepted, have a material adverse effect, individually or in the aggregate, on the Business or the Assets.

         4.26 Payments.    Seller has not, directly or indirectly, paid or
   delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier,

   [ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

   government official or other party, in the United States or any other country, which is in any manner related to the Business, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction.

         4.27 Customers, Distributors and Suppliers. Schedule 4.27 sets forth a complete and accurate list of the names and addresses of Seller's (i) twenty largest current customers, distributors and other agents and representatives showing the approximate total sales in dollars by Seller to each such customer during the current fiscal year; and (ii) twenty largest current suppliers showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Interim Balance Sheet Date, there has been no material adverse change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.27. Seller has not received any communication from any customer, distributor or supplier named on Schedule 4.27 of any intention to terminate or materially reduce purchases from or supplies to Seller.

         4.28 Compliance With Environmental Laws.

         (a) Definitions.  The following terms, when used in this
   Section 4.28, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

              (i) "Seller"  For purposes of this Section, the term
   "Seller" shall include (i) all affiliates of Seller,
   (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

              (ii) "Release" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

              (iii) "Hazardous Substance" shall mean any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including without limitation any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

              (iv) "Environmental Laws" shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include without limitation the Federal Water Pollution Control Act, Resource Conservation & Recovery Act ("RCRA"), Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

         (b) Facilities. The Facilities are, and at all times since first occupancy by Seller have been, leased and operated by Seller in compliance in all material respects with all Environmental Laws and in a manner that will not give rise to any material Liability under any Environmental Laws. Without limiting the foregoing, (i) to Seller's knowledge, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of or handled under, about or from any Facility since first occupancy by Seller, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in compliance in all material respects with all Environmental Laws, (ii) Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances at the Facilities in compliance in all material respects with all Environmental Laws and in a manner that will not result in any material Liability of Seller under any Environmental Law, (iii) there is not now and to the knowledge of Seller has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank which would trigger a reportable event under any Environmental Law, (iii) except as set forth in Schedule 4.28, Seller does not manufacture any product at the Facilities which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65").

         (c) Notice of Violation.  Except as set forth in Schedule
   4.28, Seller has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at the Facilities or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Except as set forth in Schedule 4.28, Seller has not received any notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities, or in connection with any operations or activities thereat.

         (d) INTENTIONALLY OMITTED.

         (e) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Facility within the past year, either by Seller or any attorney, environmental consultant or engineer engaged by Seller for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments of which Seller has knowledge is included on the Disclosure Schedule.

         (f) Indemnification Agreements. Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

         (g) Notices, Warnings and Records. To Seller's knowledge, Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance in all material respects with all Environmental Laws.

         4.29 INTENTIONALLY OMITTED.

         4.30 Projections. The written estimates, projections and other forecasts for the Business made available to Buyer in connection with Buyer's investigation of the Business and the Assets were prepared in good faith by Seller or Parent, as the case may be.


                                ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Parent and Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing as a foreign corporation in the State of California.

         5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity which may limit the availability of equitable remedies.

         5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order.

         5.4 Consents and Approvals. Except as set forth on Exhibit I hereto and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or Parent or any of their respective affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         5.6 Lawsuits, Claims. Except as set forth in Schedule 5.6 hereto, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer which would materially impair or delay the ability of Buyer to effect the Closing. Buyer is not subject to any order, writ, judgment, award, regulatory authority of competent jurisdiction or any arbitrator or arbitrators which would materially impair or delay the ability of Buyer to effect the Closing.

         5.7 Financial Capability. On the Closing Date, Buyer will have sufficient funds to effect the Closing and all other transactions set forth in this Agreement.

         5.8 INTENTIONALLY OMITTED.

         5.9 Projections. In connection with Buyer's investigation of the Business and the Assets, Buyer has received from Seller and its Representatives certain estimates, projections and other forecasts for the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Buyer will not assert any claim against Seller or any of its Representatives or hold any of them liable, in connection with such estimates, projections and forecasts.


                                   ARTICLE VI

                           COVENANTS OF SELLER AND BUYER

         Parent, Seller and Buyer each covenant with the other as follows:

         6.1 Further Assurances. (a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their (i) respective best efforts to obtain all necessary waivers, consents and approvals from other parties to the Leases to be assumed by Buyer; provided, however, that Buyer shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, and
   (ii) commercially reasonable efforts (A) to obtain all necessary Permits as are required to be obtained under any Regulations, (B) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (C) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (D) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (E) to fulfill all conditions to this Agreement. Within five (5) calendar days after the execution and delivery of this Agreement, Buyer and Seller shall make all filings required under the HSR Act, to the extent not previously made.

         (b) Notwithstanding anything herein to the contrary, the parties agree to use their (i) best efforts to obtain all necessary waivers, consents and approvals from other parties to the Contracts listed on Schedule 1.1B; provided, however, that no party shall be required to make any expenditures in the aggregate in excess of 5% of the revenue generated under any such Contract nor shall any party be required to commence litigation to obtain any such waivers, consents or approvals and (ii) commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to the Contracts listed on Schedule 1.1C; provided, however, that no party shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals. To the extent that any such waiver, consent or approval to any Contract listed on Schedule 1.1C is not obtained, Seller and Parent agree to use their commercially reasonable efforts to assist Buyer in negotiating new contractual relationships with the other parties to such Contracts, provided that none of Buyer, Seller or Parent shall be required to make any payment or incur any Liability in connection with such negotiations of new contracts or termination of any prior contracts. Notwithstanding anything herein to the contrary, Buyer shall have the right to reject the assignment of any distribution or agency Contract of Seller within four months of the Closing Date.

         6.2 No Solicitation.

         (a) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of Parent, Seller and their Representatives shall not, and shall cause each of their respective shareholders or Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets or the Business, (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Seller and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement related to the Business to which Seller is a party.

         6.3 Notification of Certain Matters. From the date hereof through the Closing, each party shall give prompt notice to the other of
   (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of such party, or any of its respective affiliates, or of any of their respective shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

         Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing, in each case to the extent such event is reasonably expected to have a material adverse effect on the Assets or the Business.

         6.4 Investigation by Buyer.

              Subject to the Confidentiality Agreement, from the date hereof through the Closing Date:

         (a) Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

         (b)(i) Buyer shall have the right, at its sole cost and expense to (A) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Leased Real Property, and such other procedures as may be recommended by a designated employee or an independent environmental consultant selected by Buyer (the "Consultant") based on its reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Leased Real Property, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only (1) during regular business hours; and (2) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Leased Property.

              (ii) Buyer's right to conduct tests, inspect records and other documents, and visually inspect all buildings and equipment at the Leased Real Property shall also be subject to the following terms and conditions:

                   (A) All testing performed on Buyer's behalf shall be conducted by the Consultant or a designated employee;

                   (B) Seller shall have the right to accompany the Consultant or designated employee as it performs testing;

                   (C) Except as otherwise required by law, any information concerning the Leased Real Property gathered by Buyer or the Consultant as the result of, or in connection with, the testing shall be kept confidential in accordance with subsection (D) below and shall not be revealed to, or discussed with, anyone other than Representatives of Buyer or Representatives of Seller or Parent who agree to comply with the provisions of subsection (D) below; and

                   (D) In the event that any party to this
   Agreement or any party set forth in subsection (C) above is requested or required to disclose information described in subparagraph (b)(i), Buyer shall provide Seller or Seller shall provide Buyer, as the case may be, with prompt notice of such request so that Seller or Buyer, as the case may be, may seek an appropriate protective order or waiver of the other party's compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subparagraph shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

                   (E) Buyer shall promptly deliver to Seller copies of all test and laboratory results and all reports by environmental consultants regarding the environmental conditions at the Leased Real Property.

                   (F) Buyer shall repair any damage to the Leased Real Property resulting from Buyer's testing of the property, and shall indemnify and hold harmless Seller from all costs and liabilities arising out of such testing, which obligation and indemnity shall survive the Closing Date or termination of this Agreement.

         Provided, however, that unless such investigations reveal a material breach of a representation or warranty of Seller, no information obtained by Buyer as a result of such investigation shall relieve Buyer of its obligations to complete the transactions contemplated by this Agreement.

         6.5 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

         (a) INTENTIONALLY OMITTED;

         (b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

         (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Seller and its subsidiaries will produce, maintain and sell inventory consistent with its past practices;

         (d) INTENTIONALLY OMITTED;

         (e) adopt, enter into or amend any collective bargaining or employment agreement with any Employees;

         (f) INTENTIONALLY OMITTED;

         (g) INTENTIONALLY OMITTED;

         (h) fail to expend funds for budgeted capital expenditures or commitments;

         (i) INTENTIONALLY OMITTED;

         (j) INTENTIONALLY OMITTED;

         (k) INTENTIONALLY OMITTED;

         (l) fail to maintain the Assets in substantially their current state of repair in accordance with industry practice, excepting normal wear and tear or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete Assets;

         (m) INTENTIONALLY OMITTED;

         (n) INTENTIONALLY OMITTED;

         (o) fail to comply with all Regulations applicable to it, to the extent that such failure has a material adverse effect on the Assets or the Business;

         (p) intentionally do any other act which would cause any representation or warranty of Parent or Seller in this Agreement to be or become untrue in any material respect;

         (q) INTENTIONALLY OMITTED;

         (r) fail to use its reasonable efforts to (i) retain the Seller's employees and (ii) maintain the Business so that such employees will remain available to Seller on and after the Closing Date,
   (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

         (s) INTENTIONALLY OMITTED; and

         (t) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

         6.6 Employee Matters.

         (a) Buyer shall extend offers of employment to Seller's Employees listed on Schedule 6.6 (such Employees are hereinafter referred to as the "Rehired Employees"), which offers shall be at salaries at least equal to the current salaries of such Employees.

   Schedule 6.6 sets forth the name of each Rehired Employee, the current annual salary of each Rehired Employee and the number of years each Rehired Employee has been employed by the Seller and predecessors in business of Seller. The benefit plans provided to Rehired Employees shall be substantially equivalent to those in effect for Buyer's existing employees except for severance benefits and to the extent permitted by such plans the Rehired Employees shall be credited for purposes of determining benefits except severance benefits under all such plans with all service with Seller or any predecessor in business of Seller. As to any plan that does not currently permit recognition of service with Seller for purposes of the plan, Buyer shall use its reasonable efforts to effect any necessary plan amendments to permit such recognition. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those Employees of Seller to whom Buyer makes offers of employment.

         (b) Seller shall be solely responsible for all of the Benefit Arrangements and all obligations and liabilities thereunder. Buyer shall not assume any of the Benefit Arrangements or any obligation or liability thereunder.

         (c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees. Notwithstanding the foregoing, Buyer shall indemnify and hold harmless Parent, Seller and their respective affiliates and subsidiaries from any salary related severance benefits owed under any Benefit Arrangement to any Rehired Employee discharged by Buyer for reasons other than cause in accordance with Buyer's personnel policies within six months following the Closing. Furthermore, in the event of a plant closing or mass layoff as defined under the Worker Adjustment and Retraining Notification Act (or similar applicable law ("WARN")), which arises solely as a result of Buyer not making offers of employment to the employees listed on Schedule 6.6.

         (d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

         (e) Neither Parent nor Seller shall, directly or indirectly, hire or offer employment to any Rehired Employee of Seller, unless Buyer first terminates the employment of such Rehired Employee or gives its written consent to such employment or offer of employment or unless at least one year has elapsed from the date such Rehired Employee resigned from employment by Buyer.

         6.7 INTENTIONALLY OMITTED.

         6.8 Parent Transfers.   Parent shall, and shall cause all of its
   subsidiaries to, transfer all right, title and interest in the Assets to be transferred to Seller prior to the Closing.

                                ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

         7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         7.2 Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

         7.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

         7.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that:

         (a) Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

         (b) Corporate Power and Authority. Buyer has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby;

         (c) Corporate Action and Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer, and constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or
   (iii) other customary limitations reasonably satisfactory to Seller's counsel;

         (d) No Breach of Contracts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) violate the Certificate of Incorporation or Bylaws of Buyer, (ii) cause a Default under any term or provision of any material contract known to such counsel to which Buyer is a party, or (iii) to the best knowledge of such counsel, violate any Court Order applicable to Buyer; and

         (e) No Violation of Law. Neither the execution and performance of this Agreement or the Ancillary Agreements by Buyer nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any Regulation or Court Order, applicable to Buyer; and, to the best knowledge of such counsel, no Permit of, or filing with, any governmental authority is required for the execution and delivery of this Agreement or the Ancillary Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except as set forth in this Agreement, the Disclosure Schedule, the exhibits hereto or the Ancillary Agreements.

         7.5 Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

         7.6 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer's corporate secretary.

         7.7 Assumption Document. Buyer shall have executed the Assumption Document.

         7.8 Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.


                                ARTICLE VIII

                     CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         8.2 Consents; Regulatory Compliance and Approval. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Buyer but excluding the Optional Consents) shall have been obtained. All approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

         8.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

         8.4 Opinion of Counsel. Parent and Seller shall have delivered to Buyer an opinion of counsel to Parent and Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that:

         (a) Incorporation. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its property or nature of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Business or the Assets;

         (b) Corporate Power and Authority. Parent and Seller have the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and Seller has the necessary corporate power and authority to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

         (c) Corporate Action and Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action of Parent and Seller, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Parent and Seller, and no approval of the stockholders of Parent or Seller is required in connection therewith or, if required, such approval has been duly obtained in accordance with the provisions of Parent or Seller's Certificate of Incorporation and Bylaws and applicable law, and this Agreement and each Ancillary Agreement constitute legally valid and binding obligations of Parent and Seller, enforceable against Parent and Seller in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

         (d) No Breach of Contracts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) violate the Certificate of Incorporation or Bylaws of Parent or Seller,
   (ii) to the best knowledge of such counsel cause a Default under any term or provision of any material Contract or Lease to which Seller is a party or by which the Assets are bound, or (iii) to the best knowledge of such counsel, violate any Court Order applicable to Parent or Seller;

         (e) No Violation of Law. Neither the execution and performance of this Agreement or the Ancillary Agreements by Parent or Seller nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any Regulation or Court Order applicable to the Business or operations of Seller; and, to the best knowledge of such counsel, no Permit of, or filing with, any governmental authority is required for the execution and delivery of this Agreement or the Ancillary Agreements by Parent or Seller or the consummation by either Parent or Seller of the transactions contemplated hereby and thereby, except as set forth in this Agreement, the Disclosure Schedule, the exhibits hereto or the Ancillary Agreements;

         (f) Transfer and Assignment. The documents to be delivered by Seller at the Closing to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets are effective to do so, subject to (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or
   (iii) other customary limitations reasonably satisfactory to Buyer's counsel;

         (g) No Breach of Contract. To the knowledge of such counsel, Seller is not in Default under any term or provision of any material Contract or Lease to be assumed by Buyer or other material Contract to which Seller is a party or by which the Assets are bound, except for such Defaults which will not have a material adverse effect upon the Business or the Assets.

         8.5 Certificates. Parent and Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

         8.6 Material Changes. Since the Interim Balance Sheet Date, there shall not have been any material adverse change with respect to the Business or the Assets.

         8.7 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the boards of directors of Parent and Seller and resolutions of Parent, for itself and as the shareholder of Seller, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Parent's and Seller's corporate secretary, as applicable.

         8.8 Due Diligence Review. Buyer and its Representatives shall have been permitted to conduct a due diligence review of Seller's Books and Records, Financial Statements, and other records and accounts of the Business. Such review shall have no effect whatsoever on the Liability of Parent or Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties or covenants of Parent or Seller or hereunder.

         8.9 INTENTIONALLY OMITTED.

         8.10 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section
   3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances other than Permitted Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

         8.11 INTENTIONALLY OMITTED.

         8.12 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

         8.13 Other Agreements. Parent and Seller shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

         8.14 INTENTIONALLY OMITTED.

         8.15 Tax Clearance Certificate. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.


                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

         9.1 Risk of Loss.  From the date hereof through the Closing
   Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, specifying the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the full Purchase Price shall be paid for such Assets, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with
   Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

         9.2 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease or Permit included in the Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in accordance with Sections 6.1(a) and (b) to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section
   9.2 shall affect Buyer's right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the transfer of any Asset is not obtained.


                                   ARTICLE X

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

         10.1 INTENTIONALLY OMITTED.

         10.2 Books and Records; Tax Matters.

         (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2(a) shall be subject to the terms of the Confidentiality Agreement.

         (b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

         (c) Payment of Liabilities.  Following the Closing Date,
   Seller shall pay promptly when due all of the debts and Liabilities of Seller, including any Liability for Taxes, other than Assumed
   Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

         10.3 Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall
   be) three years following the Closing except for the tax and environmental representations which shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

         10.4 Indemnifications.

         (a) By Parent and Seller. Parent and Seller, jointly and severally, shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Parent or Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any Excluded Liability or (iv) any Liability imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Assets.

         The term "Damages" as used in this Section 10.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. Except for the rights to specific performance set forth in
   Section 11.15, Seller's obligation to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall be the exclusive remedy of the parties for any claim arising under or related to the execution, delivery and performance of this Agreement. The amount of any Damages for which indemnification is provided to Buyer hereunder shall be computed net of the (i) proceeds of any insurance received by the Indemnified Party to the extent that such insurance was funded by Seller or any of its affiliates and (ii) amount of any tax benefit actually realized by the Indemnified Party with respect to the matter which was the basis for the Damages for which indemnification is sought.

         (b) By Buyer. Buyer shall indemnify and save and hold harmless Parent, Seller, their respective affiliates and subsidiaries, and their respective Representatives from and against any and all Damages incurred (i) in connection with, arising out of, resulting from or incident to (x) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (y) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (z) from and after the Closing, any Assumed Liability; (ii) solely as a result of the operation of the Business or use of the Assets by Buyer after the Closing and not related to any breach of warranty or representation by Seller under this Agreement; or (iii) in connection with, arising out of, resulting from or incident to the Lease relating to the property located at 17932 Daimler Street, Irvine, CA, provided that such claim does not arise out of, result from or is not incident to, any breach of any representation or warranty made by Seller pursuant to this Agreement.

         (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such indemnifying party's attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

         (d) Defense of Claims.  If a claim for Damages (a "Claim")
   is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, and (iii) to compromise or settle such claim, provided that any compromise or settlement which results in the indemnified party becoming subject to injunctive relief or that otherwise adversely affects the business of the indemnified party shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party and the indemnifying party not assuming such defense within 15 days of such notice) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on
   behalf of and for the account and risk of the indemnifying party.   In
   the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

         (e) Right of Offset. Anything in this Agreement to the contrary notwithstanding, Buyer may withhold and set off against any other amounts otherwise due Seller, including without limitation amounts owing pursuant to the Holdback Note, any amount as to which Seller is obligated to indemnify Buyer pursuant to any provision of this Section
   10.4 and Seller may withhold and set off against any other amounts otherwise due Buyer any amount as to which Buyer is obligated to indemnify Seller pursuant to Section 10.4(b)(iii).

         (f) Product and Warranty Liability. The provisions of this Section 10.4 shall cover, without limitation, all Liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to products sold or shipped from the Facilities by Buyer or Seller, respectively.

         (g) Brokers and Finders. Pursuant to the provisions of this Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

         (h) Limitations.  Neither Buyer nor Seller shall be liable to the other under this Section 10.4 for any Damages until any individual amount otherwise due the party being indemnified exceeds
             [ ** ]                          and the aggregate amount
   otherwise due the party being indemnified exceeds an accumulated total
   of              [ ** ]                             , and then only to
   the extent of such excess; provided, however, that neither Buyer nor Seller shall, in any event, have any obligation to indemnify and hold harmless the other under this Section 10.4 for any amount in excess of
               [ ** ]                     except for claims based upon
   violations of the representations of Seller and Parent contained in
   Section 4.13, Section 4.21 and Section 4.28.

        (i) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.


         10.5 INTENTIONALLY OMITTED.

         10.6 Holdback Amount. Buyer and Seller agree and acknowledge that offset against the Holdback Amount shall not be Buyer's exclusive method of receiving indemnification from Seller pursuant to Section 10.4.

         10.7 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions

   [ ** ] This material has been omitted pursuant to a request for confidential treatment. The material has been filed separately with the Commission.

   contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 10.4 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

         10.8 Taxes. Subject to Section 2.6, Parent and Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

         10.9 Insurance. For six (6) years after the Closing Date, Seller or Parent shall continue to maintain products liability insurance with respect to products insured as of the Closing Date providing substantially the same coverage as in effect on the date hereof and Seller shall cause Buyer to be named as an additional insured on each such policy.

         10.10 Name. Parent hereby grants to Buyer, effective as of the Closing Date, the right to use the name "Chiron" on existing packaging, stationery, purchase order forms, advertising, literature and the like until the supply of such material is exhausted.

         10.11 Collection of Receivables. Buyer shall cooperate with Seller at Seller's expense in the collection of accounts receivable of customers of the Business that are not transferred to Seller and shall promptly remit to Seller any payments received by Buyer on account of any invoice for goods shipped on or prior to the Closing Date. Seller shall promptly remit to Buyer any payments received by Seller on account of any invoice for goods shipped after the Closing Date.

         10.12 Supply of Products. Schedules 1.1B and 1.1C list certain commitments of Seller and its subsidiaries to provide products manufactured at the Facilities ("Products") to third parties (the "Commitments"). A true, correct and complete copy of each document or agreement reflecting such Commitments has been provided to Buyer. If notwithstanding the provisions of Section 6.1(b) any party does not consent to assignment or cancellation of the Contracts set forth on Schedules 1.1B and 1.1C, from and after the Closing Buyer shall supply to Seller the Products required to be supplied to such party for the required period under any such Contract, at the price at which Seller is required to supply such product to such party less 8% provided, however, that in no event shall Buyer be required to supply Products to Seller at a price below Seller's standard cost.


                                 ARTICLE XI

                                MISCELLANEOUS

         11.1 Termination.

         (a) Termination. This Agreement may be terminated at any time prior to Closing:

              (i) By mutual written consent of Buyer and Seller;

              (ii) By Buyer or Seller if the Closing shall not have occurred on or before December 19, 1997; provided however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

              (iii) By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Parent or Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that, Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

              (iv) By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

         (b) In the Event of Termination. In the event of termination of this Agreement:

              (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

              (ii) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

              (iii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that (i) Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly owned subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement (provided that Buyer shall remain responsible for the due performance of such obligations), (ii) Seller may assign its rights and obligations hereunder insofar as such rights and obligations relate to Assets held by a Subsidiary of Seller to such Subsidiary (provided that Seller and Parent shall remain responsible for the due performance of such obligations by such Subsidiary), and (iii) either party may assign all rights and obligations hereunder to a purchaser of all or substantially all of the assets of such party or to a successor in interest to such party which shall assume all obligations and Liabilities of such party under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         11.3 Notices; Transfer of Funds. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received. In each case notice shall be sent to:

              If to Parent or Seller, addressed to:

                        Chiron Diagnostics Corporation
                        333 Coney Street
                        Walpole, Massachusetts  02032
                        Attention:  President


   with a copy to:      Chiron Diagnostics Corporation
                        63 North Street
                        Medfield, Massachusetts 02052-1688
                        Attention:  Legal Department


              If to Buyer, addressed to:

                        Bio-Rad Laboratories, Inc.
                        1000 Alfred Nobel Drive
                        Hercules, California 94547
                        Attention:  Sanford S. Wadler, Esq.


   or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         Payments to be made to Seller hereunder shall be made by wire transferred funds to be delivered to Seller's account number 12335223422 at Bank of America San Francisco, ABA Number 121000358 or to such other account or place as Seller may designate by written notice as provided herein. Payments to be made to Buyer hereunder shall be made by wire transferred funds to be delivered to Buyer's account number 5886988 at First Chicago, Chicago, Illinois; ABA Number 071000013 or to such other account or place as Buyer may designate by written notice as provided herein.

         11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without reference to the choice of law provisions of any other state.

         11.5 Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the Confidentiality Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.6 INTENTIONALLY OMITTED.

         11.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.10 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

         11.11 Publicity. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

         11.12 INTENTIONALLY OMITTED.

         11.13 Cumulative Remedies. Except as otherwise expressly provided herein, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         11.14 Service of Process, Consent to Jurisdiction.

         (a) Service of Process. Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered or certified, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California or Massachusetts law.

         (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in California;
   (2) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such Shareholder may have to the laying of venue of any such suit, action or proceeding in any such court.

         11.15 Specific Performance. The parties acknowledge that the subject matter of this Agreement (i.e., the Assets of Seller) is unique and that no adequate remedy at law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

   Chiron Corporation                       Bio-Rad Laboratories, Inc.



   By        /s/ R.W. Barker                By        /s/ Sanford Wadler
     Name:  Richard W. Barker                 Name:  Sanford S. Wadler
     Its Senior Vice President                Its Vice President and Secretary



   Chiron Diagnostics Corporation



   By        /s/ R.W. Barker
     Name:  Richard W. Barker
     Its President